Exhibit 23.1

We consent to the incorporation by reference in the Registration Statements on Forms S-1 of OICco Acquisition I, Inc. of our report dated March 17, 2010, with respect to the balance sheet as of December 31, 2009 and the related statements of operations, stockholders’ (deficit) equity and cash flows for the period from inception on July 24, 2009 through December 31, 2009 of OICco Acquisition I, Inc. included in this Report on Form S-1 for the period from the date of inception on July 24, 2009 to December 31, 2009.

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
January 11, 2011 ___________________________________
Date